Exhibit 2.3

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “First Amendment”), is dated as of April 19, 2012, by and between Energy & Exploration Partners, LLC, a Delaware limited liability company (“Seller”), and Halcón Energy Properties, Inc., a Delaware corporation (and f/k/a RWG Energy, Inc.) (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Buyer and Seller entered into that certain Purchase and Sale Agreement (Non-Producing Properties) dated as of March 5, 2012 (the “Purchase Agreement”); and

WHEREAS, Buyer and Seller desire to amend the Purchase Agreement, as provided herein. Capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the Purchase Agreement, Buyer and Seller hereby agree as follows:

AGREEMENT AND AMENDMENT

1. Exhibit A. Exhibit A attached to the Purchase Agreement is hereby deleted in its entirety, and is hereby replaced for all purposes with Exhibit A attached to this First Amendment. The amendments to Exhibit A include (i) supplementing certain recording information and other information regarding the Initial Properties that was missing from the original Exhibit A (and the Initial Properties to be sold at the First Closing shall be identified in Part 1(a) of Exhibit A), and (ii) providing the descriptions and information required for the Supplemental Leases acquired by Seller prior to the Initial Cut Off Date (defined below). Exhibit A shall distinguish between the Initial Properties and such Supplemental Leases (and the Supplemental Leases acquired prior to the Initial Cut Off Date that are to be sold at the Interim Closing shall be as identified in Part 2(a) of Exhibit A); and (iii) identifying those former Initial Leases that will be part of the Properties to be sold at the Interim Closing, as further described in Section 2 of this Amendment below (and identified in Part 2(b) of Exhibit A).

2. Initial Cut Off Date and Interim Properties. The last two sentences of Section 2(a) of the Purchase Agreement are hereby deleted in their entirety, and are hereby replaced for all purposes with the following:

“To the extent any Supplemental Leases are acquired by Seller on or before 5:00 pm, CDT, on April 13, 2012 (“Initial Cut Off Date”), then (i) Seller shall provide a supplement to Exhibit A that shall include the legal description, recording information, and other information relating to such Supplemental Leases that is being provided with regard to the Initial Properties; (ii) subject to all of the other terms and conditions described herein relative to the Initial Properties (with the timetables for notices established herein for the Initial Properties to be deferred fourteen (14) days with regard to the Interim Properties (as hereinafter defined) prior to the Interim Closing (as defined below), except as otherwise specified with regard to notices for Title Defects concerning the Interim Properties, which shall be made no later than 5:00 pm, CDT, on the date that is two (2) days prior to the Interim Closing Date), the Parties shall close (herein the

“Interim Closing”) the sale by Seller to Buyer of the undivided interests set forth in Section 1(a) in and to the Supplemental Leases acquired by Seller prior to the Initial Cut Off Date, together with the other related interests described in clauses (b), (c), (d), and (e) of Section 1 (collectively, the “Interim Properties”), together with those Leases and related interests which were formerly part of the Initial Properties that are now identified on Part 2(b) of Exhibit A as being part of the Supplemental Leases (and which shall be deemed to constitute additional Interim Properties for purposes hereof), on the date that is fourteen (14) days after the First Closing Date (the “Interim Closing Date”), pursuant to the other terms of this Agreement. Notwithstanding the preceding provisions of this Section 2(a), Seller shall be entitled to add to the Interim Properties additional Supplemental Leases acquired after the Initial Cut Off Date if (x) Seller provides to Buyer, no later than three (3) Business Days prior to the Interim Closing Date, notice regarding the Supplemental Leases proposed to be added to the Interim Properties (which notice shall comply with the requirements of clause (i) of the first sentence of this Section 2(a)) and (y) Seller is able to establish, to the reasonable satisfaction of Buyer, that Seller has acquired Defensible Title to such Supplemental Leases. If an oil and gas lease that would otherwise constitute an Initial Lease or an Interim Property for purposes of this Agreement is withheld from, as applicable, the First Closing or the Interim Closing pursuant to Section 19(a)(ii), such oil and gas lease, to the extent it is not ultimately excluded from this Agreement by operation of Section 19(a)(ii), shall be treated, for all purposes hereof, as a Supplemental Lease.”

3. Interim Closing; Purchase Price and Other References.

(i) Section 3 of the Purchase Agreement is amended in the following respects:

(a) Sections 3(a) and 3(b) are hereby deleted in their entirety and are replaced for all purposes with the following:

“(a) The total consideration for the sale of the Properties (the “Consideration”) shall be the sum of (i) the Initial Purchase Price, the Interim Purchase Price, and the Supplemental Purchase Price, as defined hereinafter, paid by Buyer to Seller for the Properties conveyed by Seller to Buyer at the First Closing, the Interim Closing, and the Supplemental Closing (collectively, the “Purchase Price”), plus (ii) the Contingent Payment, if any, to be paid in accordance with Section 4 below.

“(b) On the First Closing Date, Buyer shall pay to Seller, as the “Initial Purchase Price”, an amount calculated as described in Exhibit E attached hereto with respect to the Initial Properties actually conveyed by Seller to Buyer at the First Closing. The Initial Purchase Price shall be subject to further adjustment pursuant to Section 17.”

(b) The following provision is added to Section 3 of the Purchase Agreement as new Section 3(c):

“(c) If the Interim Closing occurs, then on the Interim Closing Date, Buyer shall pay to Seller, as the “Interim Purchase Price”, an amount, calculated in the same manner as the Initial Purchase Price, with respect to the Interim Properties actually conveyed by Seller to Buyer at the Interim Closing, subject to adjustment pursuant to Section 17.

(c) Current Section 3(c) of the Purchase Agreement is hereby relettered as Section 3(d).

(ii) Except with regard to the defect date described in Section 5 of this First Amendment described below, Sections 4 and 6-30 of the Purchase Agreement are hereby amended to add references to the Interim Properties, the Interim Closing, and the Interim Closing Date as appropriate in conjunction with the references contained in such Sections to the Supplemental Properties, the Supplemental Closing, and the Supplemental Closing Date.

(iii) The definition of “Effective Time” in Section 31 of the Purchase Agreement is hereby deleted in its entirety, and is hereby replaced for all purposes with the following:

“Effective Time” means 7:00 a.m., Central Standard or Daylight time, as applicable, on (a) with respect to the Initial Properties, the First Closing Date, (b) with respect to the Interim Properties, the Interim Closing Date, and (c) with respect to the Supplemental Properties, the Supplemental Closing Date.

4. AMI. Exhibit C attached to the Purchase Agreement is hereby deleted in its entirety, and is hereby replaced for all purposes with Exhibit C attached to this First Amendment.

5. Defect Date. The second sentence of Section 19(a) of the Purchase Agreement is hereby deleted in its entirety, and is hereby replaced for all purposes with the following: “If Buyer determines that any Title Defect (as defined below) exists, then Buyer shall provide written notice of such Title Defect to Seller promptly after the discovery thereof, but in no event later than April 13, 2012, with regard to the Initial Properties (and no later than 5:00 pm, CDT, on the date that is two (2) days prior to the Interim Closing Date with regard to Interim Properties, and no later than 5:00 pm, CDT, on the date that is three (3) days prior to the Supplemental Closing Date with regard to the Supplemental Properties).”

6. Heath Ranch Lease Assignment. It is acknowledged that a Lease to be conveyed at the First Closing (referred to as the Heath Ranch Lease) may have aggregate burdens in excess of an undivided 25% (based on a 100% interest in such Lease), and therefore, this Lease will be conveyed to Buyer pursuant to a separate form of Assignment, Bill of Sale and Conveyance, in substantially the form attached hereto as Attachment 1, whereby any burdens in excess of such aggregate 25% shall be retained by Seller and burden solely the retained interests in such Lease, such that Buyer shall receive not less than an undivided 48.75% Net Revenue Interest attributable to the interests in such Lease assigned and conveyed to Buyer at the First Closing (being 65% of an undivided 75% Net Revenue Interest, assumed for purposes hereof).

7. First Closing Date. In Section 15 of the Purchase Agreement, the definition of the “First Closing Date” is hereby amended to change the reference from April 17, 2012, to say, instead, “April 19, 2012”.

8. Waiver of Certain Purchase Adjustments. Reference is herein made to that certain letter from Seller addressed to the attention of Richard Eicher (with Halcón), received by Buyer on April 15, 2012, and identifying a downward (negative) adjustment to the Purchase Price in the amount of $21,933.12, relating to two Leases which have a primary term expiration date prior to October 17, 2012 (the “April 15 Letter”). Buyer hereby waives the downward (negative) adjustment to the Purchase Price identified in the April 15 Letter.

9. References. All references to the Purchase Agreement in any document, instrument, agreement, or writing delivered pursuant to the Purchase Agreement (as amended hereby) shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

10. Counterparts. This First Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

11. Ratification. The Purchase Agreement, as amended hereby, is hereby adopted, ratified, and confirmed by Buyer and Seller.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

Energy & Exploration Partners, LLC

By:	/s/ Hunt Pettit
Hunt Pettit
Manager

BUYER:

Halcón Energy Properties, Inc.

By:	/s/ Floyd C. Wilson

Name:	Floyd C. Wilson

Title:	President

EXHIBITS:

A	-	Leases
C	-	AMI

ATTACHMENT 1: Form of Assignment, Bill of Sale, and Conveyance